Exhibit 99.6

CONSENT

In connection with the filing by Pelican Acquisition II Corporation of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named as a nominee to the board of directors of Pelican Acquisition II Corporation in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to the Registration Statement and any amendments thereto.

June 16, 2026

Signature:	/s/ Sean Michael Deegan
Name:	Sean Michael Deegan